SUBSCRIPTION AGREEMENT

CTT International Distributors Inc.
1145 West 7th Avenue
Vancouver, British Columbia
V6H 1B5 Canada
Dear Sirs:

Concurrent with the signing of this agreement, the undersigned (the “Purchaser”) is purchasing _______________________shares of common stock (the “Shares”) in the capital of CTT International Distributors Inc. (the “Company”) at a price of $0.10 per Share (the “Subscription Price”).

The Purchase confirms the subscription for and the purchase of the Shares and agrees to pay the Subscription Price for the Shares as calculated below. The Purchaser further confirms that Amit Sankhala solicited the Purchaser to purchase the Shares and no other person participated in such solicitation other than Mr. Sankhala.

Calculation of Subscription Price

__________________________X US$0.10  =  US$___________________________
Number of Shares Purchased       Total Subscription Price

Form of Payment: Cash: ________   Check: ________     Other: ________

Make check payable to: CTT International Distributors Inc.

Please ensure funds are in US Dollars

Dated: ______________________

_____________________________
Signature of Purchaser

_____________________________
Name of Purchaser

_____________________________
Address of Purchaser

_____________________________

CTT International Distributors Inc.

By: _____________________________

Title:_____________________________